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                                                                       Exhibit 3


                             FOR IMMEDIATE RELEASE

            REPORT OF RESIGNATION NOTICE FROM INDEPENDENT ACCOUNTANTS

Tokyo/New York, December 4, 2002 - Crayfish Co., Ltd. (NASDAQ: CRFH; MOTHERS:
4747) ("Crayfish" or "the Company"), a provider of e-mail and web-hosting and other Internet-related services to small and medium- sized businesses in Japan, announced today the change of its independent accountants under Article 193-2
Section 1 of the Securities Act of Japan.

The Company currently engages Nakachi & Co. and BDO Sanyu & Co. to act as the Company's joint corporate accountants. Nakachi & Co. has proposed to resign as independent accountants to the Company at the close of the ordinary general meeting of shareholders for the 7th fiscal year (scheduled to take place in Tokyo, Japan on December 20, 2002). Crayfish has accepted Nakachi & Co.'s request and has confirmed with Nakachi & Co. that its resignation is not due to any problems relating to its auditing of the Company. BDO Sanyu & Co. will continue to act as the Company's independent accountant.


  CONTACT INFORMATION:

   Crayfish Co., Ltd. (http://crayfish.co.jp)
   Investor Relations Department
   81-3-5957-0644
   ir@crayfish.co.jp